January 24, 2011

Dean Boswell
2037 Summer Blossom Ct, #102
Las Vegas, NV 89134

Dear Dean:

This letter is intended to amend your offer letter (your “Offer Letter”) dated December 26, 2006.  As an inducement for you to remain in your position of Chief Financial Officer at Hard Rock Hotel & Casino (the “Hotel”) through February 25, 2011, the Hotel agrees to pay you a bonus in the amount of fifty thousand ($50,000) dollars, less applicable withholdings, if you are still employed by the Hotel on February 25, 2011 (“Stay Bonus”).  The Stay Bonus shall be paid as follows: (i) $25,000 paid pro rata in your bi-weekly paychecks for a period commencing on the date hereof and expiring on February 25, 2011 and (ii) $25,000 paid in a lump sum on March 4, 2011.  The Stay Bonus will no longer be available to you, and any payments thereof will cease, if you are terminated for Cause (defined below), or if you quit or resign before February 25, 2011.

As used in this letter, “Cause” shall mean: (i) your engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the Hotel, the Company and/or Hard Rock Hotel Holdings LLC, or their respective affiliates, parents or subsidiaries, or their respective business operations, assets, licenses, prospects or reputation; (ii) your willful breach of any fiduciary duty owed to the Company and/or Hard Rock Hotel Holdings LLC, or their respective affiliates, parents or subsidiaries or (iii) your knowing violation of any law, rule or regulation that affects your performance of, or ability to perform any of, your responsibilities or duties with the Company.

Except as set forth in this amendment, your Offer Letter shall remain unchanged and shall continue in full force and effect.

Very truly yours,

/s/ Richard Szymanski

Richard Szymanski
Hard Rock Hotel, Inc.
Vice President and Secretary

Agreed and Accepted:

/s/ Dean Boswell
Dean Boswell
Date: 1/24/2011